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                                                                      EXHIBIT 4.

November 21, 2000


                                                                     $108,957.92
                                 GLOBALBOT CORP.

                              CONVERTIBLE DEBENTURE

         GlobalBot Corp., (the "Company"), a Florida corporation, for value received, hereby promises to pay to Infodotcoza, (Pty) Ltd. ("Holder"), the principal sum of $108.957.92 on January 30, 2001, upon presentation and surrender of this Debenture at the office or agency of the Company at 1250 East Hallandale Beach, Blvd. Hallandale Florida, 33009 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon at such office or agency from the date hereof at the rate of 12% per annum at the time the principal is paid or as provided in section two of this Debenture.

         1. AUTHORIZATION. This Debenture has been authorized by the board of directors of the Company.


         2. CONSIDERATION. As consideration for this Debenture, Holder will return to the Company, for cancellation, the following original promissory notes.

         Note Amount                Maker                          Date
         ------------               --------                       -----

         $12,640                    Quest Net Corp.                NA
         $42,282.48                 Quest Net Corp.                NA
         $4,035                     GlobalBot Corp.           June 6, 2000
         $25,000                    GlobalBot Corp.           June 30, 2000
         $5,000                     GlobalBot Corp.           August 31, 2000
         $8,000                     GlobalBot Corp.           September 18, 2000
         $7,000                     GlobalBot Corp.           October 17, 2000
         $5,000                     GlobalBot Corp.           November 7, 2000


         3. CONVERSION. The Holder has the right, at his option, at any time prior to maturity, to convert the principal amount hereof and any accrued interest into shares of common stock of the Company (at the rate of one share of common stock for $.02) as such shares shall be constituted at the date of conversion. Such conversion shall be exercisable upon surrender of this Debenture at the office of the Company at 1250 East Hallandale Beach, Blvd. 33009, accompanied by written notice of conversion. No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the surrender of this Debenture for conversion. In the event of a voluntary or mandatory conversion of this Debenture, no interest shall be due and owing by the Company.

         4. DEFAULT. In case of a default by the Company of any its obligations contained herein shall have occurred and remains uncured for 10 days after default, the principal hereof may be declared, and upon such declaration shall become, together with any accrued interest thereon immediately due and payable in the manner, with the effect, and subject to the conditions provided in the Debenture.




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         5. PRINCIPAL. Except as provided in section 2 hereof, no provision of this Debenture or the corporate documents and agreements of the Company shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Debenture at the place, at the time, at the rate, and in the currency herein prescribed.

         6. REDEMPTION. This Debenture may not be redeemed prior to maturity without the express written consent of Holder.


         7. INVESTMENT INTENT. Holder is acquiring this Debenture and the underlying common stock for his own account, for investment and not with a view to, or for his own account, for investment and not with a view to, or for resale in connection with, the distribution thereof. Holder has no present intention of reselling or distributing any of the securities. Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell or transfer to such person or to any third person any of the securities. The acquisition of the securities for investment is consistent with Holder's financial needs.

         8. CORPORATE OBLIGATION. Except as otherwise provided herein, no recourse under or upon any obligation, covenant or agreement contained in this Debenture, or for any claim based thereon or otherwise in respect thereof, shall be had against any promoter, subscriber to shares, incorporator, shareholder, officer, or director of the Company or of any successor corporation or through any trustee, receiver, or any person, whether by virtue of any constitution, statute, or rule of law, or by the enforcement of any assessment or penalty or otherwise. It is expressly understood that this Debenture is solely a corporate obligation of the Company, and that any and all such personal liability, either at common law or in equity or by constitution or statue, of, and any and all rights and claims against, every such promoter, subscriber, incorporator, shareholder, officer, or director, as such, are hereby expressly waived and released by every Holder by the acceptance of this Debenture and as a part of the consideration for the issue hereof.

         9 TIME OF MATURITY. This Debenture shall mature on January 30, 2001, at which time the principal sum, together with all accrued interest, shall be due and payable to Holder unless it has previously been converted.

         10. ACCESS TO INFORMATION. The Holder has had the opportunity to ask questions of, and receive answers from management of the Company regarding the terms and conditions of this Debenture, and the transactions contemplated thereby, as well as the affairs of the Company and related matters. The Holder may have access to whatever additional information concerning the Company, its financial condition, its business, its prospects, its management, its capitalization, and other similar matters that the Holder or his purchaser representative, if any, desires, provided that the Company can acquire such information without unreasonable effort or expense. In addition, as required by ?517.061(11)(a)(3), Florida Statutes, and Rule 3E-500.05(a) there under, the Holder and his purchaser representative may have, at the offices of the Company, at any reasonable hour, after reasonable prior notice, access to the materials set forth in the Rule which the Company can obtain without unreasonable effort or expense.

         The Holder has had the opportunity to obtain additional information necessary to verify the accuracy of the information referred to the above paragraph.

         11 ANTI-DILUTION PROTECTION. If and to the extent that the number of issued shares of common stock of the Company shall be increased or reduced by change in par value, split up, reclassification, distribution of a dividend payable in stock, or the like, the number of shares subject to the Debenture and the conversion price per share shall be proportionately adjusted. If the Company is reorganized including through creation of a holding company which owns 100% of the outstanding common stock of the Company or consolidated or merged with another corporation, the Holder shall receive a Debenture covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price and subject to the same conditions. For purposes of the preceding sentence, the new Debenture or assumption of the old




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Debenture shall not give the Holder additional benefits, which it did not have under the old Debenture, or deprived it of benefits, which it had under the old Debenture.

         12. PERSONS DEEMED OWNERS. The registered Holder of the Debenture may be treated as its owner for all purposes.

         13. SEVERABILITY. In the event any parts of this Debenture are found to be void, the remaining provisions of this Debenture shall nevertheless be binding with the same effect as though the void parts were deleted.


         14. ARBITRATION. Any controversy or claim arising out of or relating to this Debenture, or to the interpretation, breach or enforcement thereof or any other dispute between the parties, shall be submitted to one arbitrator and settled by arbitration in Miami, Florida, in accordance with the rules, then obtaining, of the American Arbitration Association. Any reward made by such arbitrators shall be final, binding, and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

         15. BENEFIT. This Debenture shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

         16. NOTICES AND ADDRESSES. All notices, offers, acceptance and any other acts under this Debenture (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

         The Holder:      Infodotcoza, (Pty) Ltd.
                          C/o AC Fisher Hoffman Sithole
                          PO Box 7606
                          Newton Park 7606 South Africa

         The Company:     GlobalBot Corp.
                          1250 East Hallandale Beach Blvd.
                          Suite #602
                          Hallandale Florida, 33009

or to such other address as either of them, by notice to the other may designate from time to time. The transmission confirmation receipt from the sender's facsimile machine shall be conclusive evidence of successful facsimile delivery. Time shall be counted to, or from, as the case may be, the delivery in person or by mailing.

         17. ATTORNEY'S FEES. In the event that there is any controversy or claim arising out of or relating to this Debenture, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Debenture, the prevailing party shall be entitled to a reasonable attorney's fee, costs and expenses.

         18. GOVERNING LAW. This Debenture and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed or interpreted according to the laws of the State of Florida.


         19 ORAL EVIDENCE. This Debenture supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof. Neither this Debenture nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.




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         20. ADDITIONAL DOCUMENTS. The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Debenture and to fulfill the obligations of the parties hereunder.


         21. PARAGRAPH HEADINGS. Paragraph headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Debenture.


         IN WITNESS WHEREOF, the undersigned has set his hand and seal the day and year first above written.

                                          GlobalBot Corp.



                                          By: /s/ Serge Dazile, President

                               RESTRICTIVE LEGEND

         THE SHARES REPRESENTED BY THIS CONVERTIBLE DEBENTURE AND THE CONVERTIBLE DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR HYPOTHECATED IN ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH LAWS AS MAY BE APPLICABLE OR, AN OPINION OF COUNSEL TO THE COMPANY, THAT AN EXEMPTION FROM SUCH APPLICABLE LAWS EXIST.





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